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                                                                EXHIBIT 23(H)(1)



                       TRANSFER AGENCY SERVICES AGREEMENT

        THIS AGREEMENT is made as of ________, 2000 MONUMENT SERIES FUND, a Delaware business trust (the "Fund"), and MONUMENT SHAREHOLDER SERVICES, INC., a Maryland Corporation (the "Transfer Agent").

        WHEREAS the Transfer Agent wishes to provide fund accounting services to the Fund, an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

        WHEREAS the Fund wishes to retain the Transfer Agent to provide accounting services for the benefit of the Fund's series ("Series"), as listed in Exhibit A to this Agreement;

        NOW, THEREFORE in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound by this Agreement, the parties agree as follows:

1.      DEFINITIONS.  AS USED IN THIS AGREEMENT:

        (a)    "1933 Act" means the Securities Act of 1933, as amended.

        (b)    "1934 Act" means the Securities Exchange Act of 1934, as amended.

        (c) "Authorized Person" means any person authorized by the Transfer Agent or the Fund to give Oral Instructions and Written Instructions under this Agreement. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by the parties to this Agreement.

        (d)    "CEA" means the Commodities Exchange Act, as amended.

        (f) "Oral Instructions" mean oral instructions received by the Transfer Agent from an Authorized Person or from a person reasonably believed by the Transfer Agent to be an Authorized Person. Instructions received by the Transfer Agent via electronic mail will be considered Oral Instructions.

        (g)    "SEC"  means the Securities and Exchange Commission.

        (h) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act, the CEA and all regulations under those laws.

        (i) "Shares" mean the shares of beneficial interest of any series or class of the Fund.

        (j) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by the Transfer Agent or (ii) trade instructions transmitted (and received by the Transfer Agent) by means of an electronic transaction
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               reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Fund hereby appoints the Transfer Agent to act on the Fund's behalf to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. The Transfer Agent accepts such appointment and agrees to furnish such services, either directly or by retaining subcontractors qualified to provide the services specified under this Agreement.

3. DELIVERY OF DOCUMENTS. The Fund, either directly or through a third-party agent, has provided or, where applicable, will provide the Transfer Agent with the following:

        (a) A copy of the Fund's most recent effective registration statement;

        (b) A copy of the advisory agreement with respect to each investment Portfolio of the Fund;

        (c) A copy of the distribution/underwriting agreement with respect to each class of Shares of the Fund;

        (d) A copy of each Portfolio's administration agreements if the Transfer Agent is not providing the Portfolio with such services;

        (e) Copies of any distribution and/or shareholder servicing plans and agreements made in respect of the Fund or a Portfolio;

        (f) A copy of the Fund's organizational documents, as filed with the state in which the Fund is organized; and

        (g) Copies (certified or authenticated where applicable) of any and all amendments or supplements to the foregoing.

4. COMPLIANCE WITH RULES AND REGULATIONS. The Transfer Agent undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed under this Agreement. Except as specifically set forth in this Agreement, the Transfer Agent assumes no responsibility for such compliance by the Fund or any other entity.


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5.      INSTRUCTIONS.

        (a) Unless otherwise provided in this Agreement, the Transfer Agent shall act only upon Oral Instructions or Written Instructions.

        (b) the Transfer Agent shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by the Transfer Agent to be an Authorized Person) pursuant to this Agreement. The Transfer Agent may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until the Transfer Agent receives Written Instructions to the contrary.

        (c) The Transfer Agent agrees to forward to the Transfer Agent Written Instructions confirming Oral Instructions so that the Transfer Agent receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by the Transfer Agent or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or the Transfer Agent's ability to rely upon such Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, the Transfer Agent shall incur no liability for acting upon such Oral Instructions or Written Instructions provided that the Transfer Agent's actions comply with the other provisions of this Agreement.

6.      RIGHT TO RECEIVE ADVICE.

        (a) Advice of the Transfer Agent and/or the Fund. If the Transfer Agent is in doubt as to any action it should or should not take, the Transfer Agent may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

        (b) Advice of Counsel. If the Transfer Agent is in doubt as to any question of law pertaining to any action it should or should not take, the Transfer Agent may request that the Fund seek guidance from its counsel. Alternatively, the Transfer Agent, at its own expense, may request advice from counsel of its own choosing (which may be counsel for the Transfer Agent, the Fund or the Fund's investment adviser, at the option of the Transfer Agent).

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        (c)    Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions the Transfer Agent receives from the Fund, and the advice it receives from its own counsel, the parties will address the issue together and agree on the appropriate course of action with the assistance of counsel and/or the Fund's independent public accountants; provided, that if the parties are not able to agree on a course of action, the Transfer Agent may rely upon and follow the advice of its own counsel.

        (d) Protection of the Transfer Agent. The Transfer Agent shall be protected in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which the Transfer Agent believes, in good faith based on standards considered reasonable in the industry, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon the Transfer Agent (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of the Transfer Agent's properly taking or not taking such action.

7. RECORDS; VISITS. The books and records pertaining to the Fund, which are in the possession or under the control of the Transfer Agent, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Transfer Agent, the Fund and Authorized Persons shall have access to such books and records at all times during the Transfer Agent's normal business hours. Upon the reasonable request of the Transfer Agent or the Fund, copies of any such books and records shall be provided by the Transfer Agent to the Transfer Agent, the Fund or to an Authorized Person, at the Transfer Agent's expense (payable out of the assets of the Fund).

8. CONFIDENTIALITY. Each party shall keep confidential any information relating to the others' business ("Confidential Information"). [For clarification, this Section 8 relates only to the Confidential Information of the Fund and the Transfer Agent.] Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or the Transfer Agent, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially


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        valuable and secret in the sense that its confidentiality affords the
        Fund or the Transfer Agent a competitive advantage over its competitors;
        (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality;
        (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law provided the receiving party will provide the party whose information is being disclosed written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

9. COOPERATION WITH ACCOUNTANTS. The Transfer Agent shall cooperate with the Fund's independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Transfer Agent or (upon request by the Transfer Agent or the Fund) the Securities Laws.

10. THE TRANSFER AGENT SYSTEM. To the extent the Transfer Agent had a prior legal right to such property, the Transfer Agent shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Transfer Agent in connection with the services provided by the Transfer Agent under this Agreement.

11. DISASTER RECOVERY. The Transfer Agent shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, the Transfer Agent shall, at no additional expense to the Transfer Agent or the Fund, take reasonable steps to minimize service interruptions. The Transfer Agent shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Transfer Agent's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

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12.     COMPENSATION. As compensation for services rendered by the Transfer
        Agent during the term of this Agreement, the Transfer Agent will pay to the Transfer Agent (out of the assets of the Fund) a fee or fees as may be agreed to from time to time in writing by the Transfer Agent, the Fund and the Transfer Agent. The Transfer Agent and the Fund acknowledge that the Transfer Agent may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

13. INDEMNIFICATION. The Transfer Agent agrees to indemnify and hold harmless the Transfer Agent and its affiliates (out of the assets of the Fund) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which the Transfer Agent takes in connection with the provision of services hereunder. Neither the Transfer Agent, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by the Transfer Agent's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement, provided that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of the Transfer Agent's or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of such duties and obligations.

14.     RESPONSIBILITY OF THE TRANSFER AGENT.

        (a) The Transfer Agent shall be under no duty to take any action hereunder except as specifically set forth herein or as may be specifically agreed to by the Transfer Agent, the Transfer Agent and the Fund in a written amendment hereto. The Transfer Agent shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. The Transfer Agent shall be liable only for any damages arising out of the Transfer Agent's failure to perform its duties under this Agreement to the extent such damages arise out of the Transfer Agent's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

        (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) the Transfer Agent shall not be liable for losses beyond its control, including without limitation (subject to Section 11), delays or errors or loss of data occurring by reason of circumstances beyond the Transfer Agent's control, provided that the Transfer Agent has acted in accordance with the

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               standard set forth in Section 14(a) above; and (ii) the Transfer
               Agent shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which the Transfer Agent reasonably believes to be genuine.

        (c) Notwithstanding anything in this Agreement to the contrary, (i) neither the Transfer Agent nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by the Transfer Agent or its affiliates and (ii) the Transfer Agent's cumulative liability to the Transfer Agent and the Fund for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the fees received by the Transfer Agent for services provided hereunder during the 24 months immediately prior to the date of such loss or damage.

        (d) No party may assert a cause of action against the Transfer Agent or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of mediation sessions or arbitration proceedings) alleging such cause of action; except, however, that this proscription will not apply (i) unless the Transfer Agent or the Fund had knowledge of the circumstances and accordingly knew or should have known of the existence of the claim during that time period; (ii) if the Transfer Agent or any of its affiliates withheld information from the party asserting the claim that would have been deemed material in the decision to file a claim;
               (iii) if the Transfer Agent or any of its affiliates employed delaying tactics that resulted in the passage of the time period during which a claim would have been filed but for the delaying tactics; or (iv) if, during the 12-month period following the action giving rise to the claim, the party asserting the claim notifies the Transfer Agent or any of its affiliates in writing of its intent to commence a legal action once sufficient information has been collected.

        (e) Each party shall have a duty to mitigate damages for which another party may become responsible.

15.     DESCRIPTION OF SERVICES.

        (a)    Services Provided on an Ongoing Basis, if Applicable.

               (i)    Calculate 12b-1 payments;

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               (ii)   Maintain shareholder registrations;

               (iii) Review new applications and correspond with shareholders to complete or correct information;

               (iv)   Direct payment processing of checks or wires;

               (v) Prepare and certify stockholder lists in conjunction with proxy solicitations;

               (vi)   Countersign share certificates;

               (vii)  Prepare and mail to shareholders confirmation of activity;

               (viii) Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

               (ix) Mail duplicate confirmations to broker-dealers of their clients' activity, whether executed through the broker-dealer or directly with the Transfer Agent;

               (x) Provide periodic shareholder lists and statistics to the Transfer Agent;

               (xi) Provide detailed data for underwriter/broker confirmations;

               (xii) Prepare periodic mailing of year-end tax and statement information;

               (xiii) Notify on a timely basis the investment adviser,
                      accounting agent, and custodian of fund activity; and

               (xiv) Perform other participating broker-dealer shareholder services as may be agreed upon from time to time.

        (b) Services Provided by the Transfer Agent Under Oral Instructions or Written Instructions.

               (i)    Accept and post daily Share purchases and redemptions;

               (ii) Accept, post and perform shareholder transfers and exchanges;

               (iii)  Pay dividends and other distributions;

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               (iv)   Solicit and tabulate proxies; and

               (v) Issue and cancel certificates (when requested in writing by the shareholder).

        (c) Purchase of Shares. The Transfer Agent shall issue and credit an account of an investor, in the manner described in the Fund's prospectus, once it receives:

               (i)    A purchase order;

               (ii)   Proper information to establish a shareholder account; and

               (iii) Confirmation of receipt or crediting of funds for such order to the Fund's custodian.

        (d) Redemption of Shares. The Transfer Agent shall redeem Shares only if that function is properly authorized by the certificate of incorporation or resolution of the Fund's Board of Trustees. Shares shall be redeemed and payment therefor shall be made in accordance with the Fund's prospectus, when the recordholder tenders Shares in proper form and directs the method of redemption. If Shares are received in proper form, Shares shall be redeemed before the funds are provided to the Transfer Agent from the Fund's custodian (the "Custodian"). If the recordholder has not directed that redemption proceeds be wired, when the Custodian provides the Transfer Agent with funds, the redemption check shall be sent to and made payable to the recordholder, unless:

               (i) the surrendered certificate is drawn to the order of an assignee or holder and transfer authorization is signed by the recordholder; or

               (ii) transfer authorizations are signed by the recordholder when Shares are held in book-entry form.

               When a broker-dealer notifies the Transfer Agent of a redemption desired by a customer, and the Custodian provides the Transfer Agent with funds, the Transfer Agent shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer.

        (e) Dividends and Distributions. Upon receipt of a resolution of the Fund's Board of Trustees authorizing the declaration and payment of dividends and distributions, the Transfer Agent shall issue dividends and distributions declared by the Fund in Shares, or, upon shareholder election, pay such dividends and distributions in

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               cash, if provided for in the Fund's prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. The Transfer Agent shall mail to the Fund's shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. the Transfer Agent shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

        (f)    Shareholder Account Services.

               (i) the Transfer Agent may arrange, in accordance with the prospectus, for issuance of Shares obtained through:

                      -      Any pre-authorized check plan; and
                      - Direct purchases through broker wire orders, checks and applications.

               (ii) the Transfer Agent may arrange, in accordance with the prospectus, for a shareholder's:

                      - Exchange of Shares for shares of another fund with which the Fund has exchange privileges;
                      - Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or
                      - Redemption of Shares from an account with a checkwriting privilege.

        (g) Communications to Shareholders. Upon timely Written Instructions, the Transfer Agent shall mail all communications by the Fund to its shareholders, including:

               (i)    Reports to shareholders;

               (ii)   Confirmations of purchases and sales of Fund shares;

               (iii)  Monthly or quarterly statements;

               (iv)   Dividend and distribution notices;

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               (v)    Proxy material; and

               (vi)   Tax form information.

               In addition, the Transfer Agent will receive and tabulate the proxy cards for the meetings of the Fund's shareholders.

        (h) Records. The Transfer Agent shall maintain records of the accounts for each shareholder showing the following information:

               (i) Name, address and United States Tax Identification or Social Security number;

               (ii) Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

               (iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

               (iv) Any stop or restraining order placed against a shareholder's account;

               (v) Any correspondence relating to the current maintenance of a shareholder's account;

               (vi)   Information with respect to withholdings; and

               (vii) Any information required in order for the Transfer Agent to perform any calculations required by this Agreement.

        (i) Lost or Stolen Certificates. The Transfer Agent shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

               (i) The shareholder's pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by the Transfer Agent; and

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               (ii)   Completion of a release and indemnification agreement
                      signed by the shareholder to protect the Transfer Agent and its affiliates.

        (j) Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, the Transfer Agent will notify the Transfer Agent and the Transfer Agent will issue instructions granting or denying each such request. Unless the Transfer Agent has acted contrary to the Transfer Agent's instructions, the Fund and the Transfer Agent agree to and do hereby release the Transfer Agent from any liability for refusal of permission for a particular shareholder to inspect the Fund's stock records.

        (k) Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, the Transfer Agent shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

        (l) Lost Shareholders. The Transfer Agent shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the "Lost Shareholder Rules"), including, but not limited to, those set forth below. The Transfer Agent may, in its sole discretion, use the services of a third party to perform some of or all such services.

               (i)    documentation of search policies and procedures;

               (ii)   execution of required searches;

               (iii) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

               (iv) preparation and submission of data required under the Lost Shareholder Rules.

               Except as set forth above, the Transfer Agent shall have no responsibility for any escheatment services.

        (m) Print Mail. In addition to performing the foregoing services, the Fund hereby engages the Transfer Agent as its print/mail service provider with respect to those items identified in the [Fee Schedule/Fee Letter].

16. DURATION AND TERMINATION. This Agreement shall continue until terminated by the Transfer Agent (either unilaterally or pursuant to direction by the Board of Trustees of the Fund) or by the Transfer Agent on ninety
        (90) days prior written notice to the other.

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        In the event the Transfer Agent or the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor transfer agent or other service provider, and all trailing expenses incurred by the Transfer Agent, will be borne by the Transfer Agent (out of the assets of the Fund).

17. NOTICES. Notices shall be addressed (a) if to the Transfer Agent, at 7920 Norfolk Avenue, Suite 500, Bethesda, MD 20814, Attention:
        President; (b) if to the Fund, at 7920 Norfolk Avenue, Suite 500, Bethesda, MD 20814, Attention: President; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the receiving party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19. DELEGATION; ASSIGNMENT. The Transfer Agent may assign its rights and delegate its duties under this Agreement to any majority-owned direct or indirect subsidiary of the Transfer Agent or of The Monument Group, provided that the Transfer Agent gives the Fund 30 days prior written notice of such assignment or delegation.

20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes of this Agreement.

24.     MISCELLANEOUS.

        (a) Entire Agreement. This Agreement, including all exhibits, attachments and appendices, embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

        (b) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to

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               its registration statement or adopt any policies which would affect materially the obligations or responsibilities of the Transfer Agent hereunder without the prior written approval of the Transfer Agent, which approval shall not be unreasonably withheld or delayed.

        (c) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

        (d) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

        (e) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

        (f) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        (g) No Representations or Warranties. Except as expressly provided in this Agreement, the Transfer Agent hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. The Transfer Agent disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

        (h) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

MONUMENT SHAREHOLDER SERVICES INC. MONUMENT SERIES FUND



-----------------------------      ------------------------------------


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

  David A. Kugler, President               David A. Kugler, President

                                    EXHIBIT A



        THIS EXHIBIT A, dated as of ____________________, 2000, is Exhibit A to the Transfer Agency Services Agreement dated as of __________________, 2000, between Monument Series Fund and Monument Shareholder Services, Inc.



                                   PORTFOLIOS


                           [List all Portfolios here]





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